Daktronics, Inc. Announces First Quarter Fiscal 2010 Results

• Net sales and net income decline 30% and 85%, respectively compared to fiscal 2009 first quarter

• Improved earnings on lower net sales compared to the fourth quarter of fiscal 2009

Brookings, S.D. – August 25, 2009 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2010 first quarter net sales of $113.5 million and net income of $1.4 million, or $0.03 per diluted share, compared to net sales of $161.2 million and net income of $9.7 million, or $0.24 per diluted share, for the first quarter of fiscal 2009. Backlog at the end of the 2010 first quarter was approximately $113 million, compared with a backlog of approximately $173 million a year earlier and $120 million at the end of the fourth quarter of fiscal 2009.

As previously announced, the first quarter of fiscal year 2010 contained the customary 13 weeks as compared to the first quarter of fiscal 2009 which contained 14 weeks. As a result fiscal year 2009 contained 53 weeks as compared to 52 weeks for fiscal year 2010.

“Orders declined for the first quarter of fiscal 2010 compared to both the first and fourth quarters of fiscal 2009,” said Jim Morgan, president and chief executive officer. “Considering the current economic situation, we were pleased to see that orders in our Commercial business unit were level compared to the fourth quarter of fiscal 2009 and orders in our International business unit were up over each of the third and fourth quarters of fiscal 2009. Interest in our national accounts business has driven the Commercial business unit, and we have some nice pipeline opportunities in that niche. On the international front, we are seeing an increase in interest; however, the competitive environment remains challenging. Also, orders from high schools, which include both sports and marquee products, and which historically peak in the summer months, are down, but holding up well in light of economic conditions.”

Morgan continued, “The seasonality of our business typically includes a decline in orders in our sports market in the second quarter, which causes a tough third quarter for net sales and earnings. We expect typical seasonal trends for this fiscal year. Given our backlog at the end of the first quarter of fiscal 2010, and considering this seasonality and the current environment, we are expecting sequential declines in our revenues in the second and third quarters of fiscal 2010. There are opportunities in our pipeline for large sports venues that could create a pickup for the fourth quarter and also some opportunities internationally that could impact each of the next three quarters.”

“We maintained our emphasis on streamlining operations and cost reduction. We continued to make progress in reducing personnel costs, discretionary expenses, and capital expenditures. Because cost reductions are occurring over time, typically the impact is not fully reflected until the quarter following the reduction. Cost reduction is an ongoing process. We are balancing the need for cost reduction with the need to maintain the core strengths of the company over the long-term,” said Morgan.

Morgan added, “We have continued to invest in product development during this economic downturn as part of our long-term strategy. During the quarter, we increased the dollars invested in product development compared to the fourth quarter of fiscal 2009. The sequential increase in product development costs is partially driven by the reduced demand for contract engineering, which allows us to reassign engineering resources to product development initiatives. One of our top development initiatives is the strategic redesign of our outdoor display systems, beginning with a complete redesign of our display modules. This is a comprehensive project that takes into account not only an improved product with reduced factory and warranty costs, but also streamlining the entire process from shipping through installation and commissioning. It incorporates a significantly higher degree of standardization and commonality at the subsystem level, while allowing us to continue to customize for the customer. We expect to start shipping the first units of this new design in the fourth quarter of fiscal 2010. Another key area of investment is the enhancement of control systems for our displays. We continue to invest in our VisiconnSM software, a web-based application for controlling networked displays. We also will be introducing our Show Control software for event productions in the fourth quarter of fiscal 2010.”

“Our gross margin percentage for the first quarter of fiscal 2010, although down from the first quarter of fiscal 2009, was better than expected due to improvements in warranty costs, large contract performance, and cost reductions.” said Bill Retterath, chief financial officer. “Our warranty costs decreased sequentially for the quarter but are still higher than we would like, and we remain cautious forecasting lower warranty costs until we have a few quarters of better performance in this area. We were pleased with the better than expected contract margins given the pricing pressure we are seeing in the marketplace. The cost reductions are a reflection of decreased payroll costs and other cost reduction measures.”

Retterath added, “During the first quarter of fiscal 2010, we continued to generate free cash flow and add to our cash position despite the lower level of sales and earnings. The debt we incurred during the quarter was related to a vendor purchase that came with pricing concessions and a low interest rate that we elected to take advantage of.”

Morgan concluded, “In general we are pleased with the adjustments we have made to date to react to the economic downturn. We continue to aggressively pursue orders along with cost reductions in all areas. We look forward to the benefits of our new product platform. Generating free cash flow remains a priority, and we are limiting capital expenditures to maintenance and items essential to support new product introductions.”

Webcast Information

The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics

Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in Sport, Business, Schools and Theaters and Transportation segments. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2009 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:

INVESTOR RELATIONS:

Bill Retterath, Chief Financial Officer

(605) 692-0200

Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	August 1,	August 2,
	2009	2008

Net sales	$113,453	$161,229
Cost of goods sold	83,383	115,881
Gross profit	30,070	45,348

Operating expenses:
Selling	14,368	16,365
General and administrative	6,534	7,682
Product design and development	5,870	6,546
	26,772	30,593
Operating income	3,298	14,755

Nonoperating income (expense):
Interest income	375	536
Interest expense	(47)	(106)
Other income (expense), net	(602)	(345)

Income before income taxes	3,024	14,840
Income tax expense	1,592	5,113
Net income	$1,432	$9,727

Weighted average shares outstanding:
Basic	40,759	40,338
Diluted	41,073	41,323

Earnings per share:
Basic	$0.04	$0.24
Diluted	$0.03	$0.24

Cash dividend paid per share	$0.095	$0.090

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Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	August 1,
	2009	May 2,
	(unaudited)	2009
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$39,655	$37,584
Accounts receivable, less allowance for doubtful accounts	59,521	61,412
Inventories	50,226	51,400
Costs and estimated earnings in excess of billings	25,130	27,541
Current maturities of long-term receivables	7,903	7,962
Prepaid expenses and other	7,671	5,587
Deferred income taxes	15,054	15,017
Property and equipment available for sale	384	470
Total current assets	205,544	206,973

Advertising rights, net	2,355	2,392
Long-term receivables, less current maturities	15,501	15,879
Investments in affiliates	1,062	2,541
Goodwill	4,648	4,549
Intangible and other assets	2,727	2,804
Deferred income taxes	387	311
	26,680	28,476
PROPERTY AND EQUIPMENT:
Land	1,204	1,204
Buildings	50,979	50,810
Machinery and equipment	50,587	50,013
Office furniture and equipment	53,219	52,369
Equipment held for rental	2,693	2,423
Demonstration equipment	8,784	8,021
Transportation equipment	4,919	5,115
	172,385	169,955
Less accumulated depreciation	(86,033)	(80,528)
	86,352	89,427
TOTAL ASSETS	$318,576	$324,876

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Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets

(continued)

(in thousands)

	August 1,
	2009	May 2,
	(unaudited)	2009
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$27,885	$30,273
Accrued expenses and warranty obligations	31,774	35,548
Current maturities of long-term debt and marketing obligations	1,248	367
Billings in excess of costs and estimated earnings	11,749	13,769
Customer deposits	10,513	10,007
Deferred revenue	9,889	9,531
Income taxes payable	1,902	2,935
Total current liabilities	94,960	102,430

Long-term debt, less current maturities	1,922	23
Long-term marketing obligations, less current maturities	725	759
Long-term warranty obligations and other payables	4,596	4,805
Deferred income taxes	4,996	4,948
	12,239	10,535
TOTAL LIABILITIES	107,199	112,965

SHAREHOLDERS' EQUITY:
Common stock	28,770	27,872
Additional paid-in capital	14,778	13,898
Retained earnings	168,436	170,705
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(598)	(555)
TOTAL SHAREHOLDERS' EQUITY	211,377	211,911
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$318,576	$324,876

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Daktronics, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	August 1,	August 2,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,432	$9,727
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	5,637	5,884
Amortization	79	79
Loss on sale of equity investment	231	-
Gain on sale of property and equipment	(25)	(977)
Stock-based compensation	880	839
Equity in losses of affiliate	714	692
Provision for doubtful accounts	(308)	111
Deferred income taxes, net	(66)	(99)
Change in operating assets and liabilities	(2,241)	(12,532)
Net cash provided by operating activities	6,333	3,724

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,559)	(7,534)
Purchase of receivables from equity investee, net	(306)	-
Proceeds from sale of property and equipment	61	2,713
Proceeds from sale of equity method investments	535	-
Net cash used in investing activities	(2,269)	(4,821)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	34	176
Excess tax benefits from stock-based compensation	-	71
Principal advances on long-term debt	2,775	-
Dividend paid	(3,873)	(3,635)
Net cash used in financing activities	(1,064)	(3,388)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
CASH EQUIVALENTS	(202)	(38)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,798	(4,523)

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	36,501	9,325

CASH AND CASH EQUIVALENTS END OF PERIOD	$39,299	$4,802

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Daktronics, Inc. and Subsidiaries

Sales and Orders By Market

(in thousands)

(unaudited)

	Three Months Ended
	August 1,	August 2,
	2009	2008
Net Sales
Commercial	$23,235	$48,390
Live Events	53,894	63,088
Schools & Theatres	18,435	16,980
Transportation	12,630	9,571
International	5,259	23,200
Total Net Sales	$113,453	$161,229

Orders
Commercial	$21,117	$50,710
Live Events	44,347	59,165
Schools & Theatres	21,624	24,361
Transportation	7,836	10,159
International	11,015	12,875
Total Orders	$105,939	$157,270

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